Exhibit 4.1

EXECUTION VERSION

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of November 21, 2014 (this “Instrument”), among CAESARS ENTERTAINMENT OPERATING COMPANY, INC. (f/k/a HARRAH’S OPERATING COMPANY, INC.), a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at One Caesars Palace Drive, Las Vegas, Nevada 89101 (the “Issuer”), WILMINGTON SAVINGS FUND SOCIETY, FSB, a federal savings bank duly organized and existing under the laws of the United States (“WSFS”), having its corporate trust office at 500 Delaware Avenue, Wilmington, Delaware 19801, in its capacities as resigning Trustee and resigning Collateral Agent (collectively, the “Resigning Trustee”), and DELAWARE TRUST COMPANY, a Delaware state-chartered trust company (“Delaware Trust”), having its corporate trust office at 2711 Centerville Road, Wilmington, Delaware 19808, in its capacities as successor Trustee and successor Collateral Agent (collectively, the “Successor Trustee”).

RECITALS

WHEREAS, the Issuer, Caesars Entertainment Corporation, Inc. (f/k/a Harrah’s Entertainment, Inc.), as Parent Guarantor, and the Resigning Trustee (as successor in interest to U.S. Bank National Association (“U.S. Bank”)) are parties to that certain Indenture, dated as of December 24, 2008, as amended by the First Supplemental Indenture, dated as of July 22, 2009, and the Second Supplemental Indenture, dated as of April 12, 2013 (as so amended, the “Indenture”), pursuant to which the Issuer issued 10.00% Second-Priority Senior Secured Notes due 2018 (the “2018 Notes”) and 10.00% Second-Priority Senior Secured Notes due 2015 (the “2015 Notes” and together with the 2018 Notes, the “Notes”);

WHEREAS, the Issuer appointed U.S. Bank. as Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture and as Collateral Agent under the Indenture and the Security Documents;

WHEREAS, U.S. Bank resigned as Trustee, Registrar, Paying Agent, Collateral Agent and Notes Custodian with respect to the Global Notes and Resigning Trustee was appointed as successor in such capacities pursuant to an Instrument of Resignation, Appointment and Acceptance dated as of July 29, 2014 among the Issuer, the Resigning Trustee and U.S. Bank;

WHEREAS, Section 7.08(a) of the Indenture provides that the Trustee may resign at any time by notifying the Issuer;

WHEREAS, Section 7.08(c) of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall deliver a written acceptance of its appointment to the retiring Trustee and the Issuer, and thereupon the resignation of the predecessor Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under the Indenture;

WHEREAS, Section 7.05 of the Collateral Agreement provides that written notice of resignation by the Collateral Agent as Trustee pursuant to the Indenture shall also constitute notice of resignation as the Collateral Agent under the Collateral Agreement and upon the acceptance of any appointment as the Trustee under the Indenture by a successor Collateral Agent, that successor Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant thereto;

WHEREAS, the Resigning Trustee wishes to resign as Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture and as Collateral Agent under the Indenture and the Security Documents, and the Issuer wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture and as Collateral Agent under the Indenture and the Security Documents; and

WHEREAS, the Successor Trustee is willing to accept such appointment as successor Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture and as Collateral Agent under the Indenture and the Security Documents.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. The Resigning Trustee hereby notifies the Issuer that the Resigning Trustee hereby resigns as Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture and as Collateral Agent under the Indenture and the Security Documents.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a) This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

(b) (i) US$821,633,000 aggregate principal amount of the 2018 Notes is outstanding as of the date of this Instrument and (ii) US$3,789,000 aggregate principal amount of the 2015 Notes is outstanding as of the date of this Instrument, and all interest due on the Notes has been paid to June 15, 2014; provided, that the Resigning Trustee, on behalf of the Issuer, has given a Notice of Mandatory Redemption, dated November 14, 2014, with respect to the Notes for a partial redemption on December 15, 2014.

(c) To the best knowledge of the Responsible Officers assigned to the Resigning Trustee’s corporate trust department, the Resigning Trustee has lawfully discharged its duties as Trustee and Collateral Agent under the Indenture and the Security Documents as of the date of this Instrument.

(d) The Resigning Trustee has not issued a notice of Default or Event of Default to the Issuer or the Holders.

(e) As of the date of this Instrument, Resigning Trustee holds no Collateral in its possession as Collateral Agent.

Section 103. Subject to the terms and limitations in this Instrument, the Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in its capacity as Trustee under the Indenture in and to the trust under the Indenture, all of its rights to, and all of its security interests in and Liens upon, the Collateral, and all other the rights, powers and duties of the Resigning Trustee (except for past fees and expenses collected and/or accrued prior to the date hereof as addressed in Section 304 below) under the Indenture and the Security Documents. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Issuer and/or the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee as successor Trustee, Registrar, Paying Agent, Collateral Agent and Notes Custodian with respect to the Global Notes. Until such time as all instruments of assignment or transfer with respect to the Resigning Trustee’s interest in the Collateral are executed and/or recorded and all Liens granted in favor of the Resigning Trustee in the Collateral have been assigned or otherwise transferred to the Successor Trustee, the Resigning Trustee shall continue to hold such Collateral and/or Liens on such Collateral as a co-Collateral Agent, subagent and/or bailee of the Successor Trustee in accordance with Section 11.02 of the Indenture and the corresponding provisions of the Security Documents, solely for the purposes of maintaining the priority and perfection of such Liens (it being understood, however, that the Resigning Trustee shall have no responsibility or obligation to take any action to maintain the priority or perfection of such Liens). In furtherance of the foregoing, it is understood and agreed that, except as expressly contemplated by this Instrument, the Resigning Trustee shall not be required to take any action or exercise any right, power or privilege (including, without limitation, the exercise of any rights or remedies) under the Indenture or Security Documents unless expressly requested in writing by the Successor Trustee and if the Resigning Trustee has determined that taking such action would not expose it to material liability for which it has not received an acceptable indemnity. Any fees and expenses incurred by the Resigning Trustee in complying with the foregoing requirements of the Successor Trustee shall be deemed transitional services as referenced in Section 304 herein and shall be paid as provided in such Section 304.

Section 104. As of or promptly after the effective date of this Instrument, the Resigning Trustee shall deliver to the Successor Trustee the items listed on Exhibit A annexed hereto, to the extent any such items are in the possession of the Resigning Trustee.

Section 105. The Resigning Trustee has received a copy of a Notice of Default, dated October 15, 2014, from entities purporting to hold over 30% of the Notes outstanding under the Indenture.

Section 106. The following actions involve WSFS in connection with that certain indenture dated as of April 15, 2009 under which the Issuer issued 10% Second-Priority Senior Secured Notes due 2018: (i) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, v. Caesars Entertainment Corporation, et al., in the Court of Chancery of the State of Delaware, Case No. 10004-VCG and (ii) Caesars Entertainment Operating Company, Inc. and Caesars Entertainment Corporation v. Wilmington Savings Fund Society, FSB, et al., in the Supreme Court of the State of New York, County of New York, Index No. 652392/2014. WSFS, as trustee under the Indenture, is not a party to the actions referred to in the preceding sentence.

ARTICLE TWO

THE ISSUER

Section 201. The Issuer hereby certifies that the Issuer is, and the officer of the Issuer who has executed this Instrument is, duly authorized to: (a) accept the Resigning Trustee’s resignation as Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture and as Collateral Agent under the Indenture and the Security Documents, and (b) appoint the Successor Trustee as successor Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture and as Collateral Agent under the Indenture and the Security Documents.

Section 202. The Issuer hereby accepts the resignation of the Resigning Trustee as Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture and as Collateral Agent under the Indenture and the Security Documents. The Issuer hereby appoints the Successor Trustee as successor Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture and as Collateral Agent under the Indenture and the Security Documents, and confirms to the Successor Trustee all the rights, powers and duties of the Resigning Trustee under the Indenture and the Security Documents. The Issuer shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest in and confirm to the Successor Trustee all the rights, powers, and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Issuer hereby represents and warrants to the Successor Trustee that:

(a) It is a corporation duly incorporated and existing pursuant to the laws of the State of Delaware.

(b) The Indenture and Security Documents were validly and lawfully executed and delivered by the Issuer and are in full force and effect.

(c) The Indenture, the Security Documents and the Notes are binding obligations of the Issuer.

(d) This Instrument has been duly authorized, executed and delivered on behalf of the Issuer.

Section 204. The Issuer shall promptly take all actions to confirm, evidence and perfect the Successor Trustee’s rights in, or with respect to, the Collateral pursuant to the transaction documents and to maintain a perfected lien or security interest in the Collateral, in each case to the extent required by the Indenture and the Security Documents.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and the Issuer that:

(a) The Successor Trustee is eligible and qualified under the Indenture to act as Trustee under the Indenture.

(b) This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee and constitute its legal, valid and binding obligation, enforceable in accordance with its terms.

Section 302. The Successor Trustee hereby accepts its appointment as Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture and as Collateral Agent under the Indenture and the Security Documents, and shall hereby be vested with all the rights, powers and duties of the Resigning Trustee under the Indenture and the Security Documents. The Successor Trustee does not hereby assume any liability of the Resigning Trustee arising out of any breach by the Resigning Trustee in the performance or non-performance of the Resigning Trustee’s duties as Trustee or Collateral Agent under the Indenture or the Security Documents.

Section 303. Promptly after the execution and delivery of this Instrument, the Successor Trustee shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each holder of the Notes in accordance with the Indenture.

Section 304. Notwithstanding this Instrument and the resignation of the Resigning Trustee, the Resigning Trustee shall retain all rights (including indemnification rights) and entitlements relating to its service as Trustee and Collateral Agent under the Indenture and the Security Documents arising or accruing on or before the effective date of this Instrument, including without limitation, all entitlements to the payment of its fees and reimbursement of its expenses, regardless of when such amounts become payable or are paid. In the event and to the extent the Successor Trustee shall exercise its right to priority of payment or any Lien upon the distributions to holders of the Notes or otherwise becomes entitled to receive payment of funds subject to Section 7.07 of the Indenture, or payment otherwise of any fees and expenses as Trustee or Collateral Agent under the Indenture for any reason, it shall do so for both its own fees and expenses and the outstanding fees and expenses of the Resigning Trustee, incurred in connection with its duties under the Indenture or the Security Documents prior to the effective date of this Instrument, and any subsequent transitional services requested by the Successor Trustee from the Resigning Trustee after the effective date of this Instrument. The fees, costs, expenses and indemnification of the Resigning Trustee shall at all times rank pari passu with those of the Successor Trustee without any preference between themselves. To the extent the

Resigning Trustee receives funds from the Issuer, other than for payment of the Resigning Trustee’s fees, costs, expenses and indemnification, it agrees to hold those funds as agent for the Successor Trustee and promptly pay over such funds to the Successor Trustee. For the avoidance of doubt, this Section 304 is intended solely to acknowledge the Resigning Trustee’s rights and entitlements under the Indenture, and is not intended to create or expand any obligation on the part of the Successor Trustee, and the Successor Trustee shall have no obligation to pay the Resigning Trustee’s fees and expenses or to indemnify the Resigning Trustee.

Section 305. For the avoidance of doubt, the appointment of Delaware Trust as Collateral Agent under the Indenture and the Security Documents includes the appointment of Delaware Trust as Collateral Agent for all Other Second-Lien Obligations. Delaware Trust, as Collateral Agent, acknowledges and agrees that it acts as Collateral Agent for the four series of second lien securities (collectively, the “Second Lien Notes”): the 2018 Notes and the 2015 Notes issued under the Indenture, the 10.00% Second-Priority Senior Secured Notes due 2018 issued under the Indenture, dated as of April 15, 2009, and the 12.75% Second-Priority Senior Secured Notes due 2018 issued under the Indenture, dated as of April 16, 2010. The Collateral Agent shall (i) forward to the trustees for the Second Lien Notes all notices, certificates and other documents and communications delivered to the Collateral Agent with respect to the Collateral and/or the Security Documents, (ii) to the extent consistent with its duties under the Indenture and the Security Documents, comply with directions of the trustees for the Second Lien Notes delivered pursuant to the indentures under which such notes were issued, and (iii) to the extent consistent with its duties under the Indenture and the Security Documents, consult with the trustees for the Second Lien Notes in connection with any action to be taken by the Collateral Agent under the Security Documents and/or with respect to the Collateral. For the avoidance of doubt, the Resigning Trustee and the Issuer acknowledge and agree that the Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Collateral Agent by the Security Documents in connection with the actions referred to in this Section 305.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto; provided, however, that the resignation of the Resigning Trustee as Registrar, Paying Agent and Notes Custodian with respect to the Global Notes and appointment of the Successor Trustee as Registrar, Paying Agent and Notes Custodian with respect to the Global Notes shall be effective as of the close of business 10 Business Days after the date first written above.

Section 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Issuer shall remain obligated under Section 7.07 of the Indenture and Section 7.06 of the Collateral Agreement to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior and transitional service under the Indenture as Trustee and Collateral Agent to the same extent as if no resignation shall have occurred. The Issuer acknowledges and affirms its obligations to the Successor Trustee under the Indenture and the Collateral Agreement, including, but not limited to, those as set forth in Section 7.07 of the Indenture and Section 7.06 of the Collateral Agreement. The Issuer shall promptly pay the fees and expenses of the Resigning Trustee and the Successor Trustee and their professionals to the extent provided by the Indenture and the Security Documents.

Section 404. This Instrument shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

Section 405. Nothing in this Instrument shall impose any duty upon the Resigning Trustee to disclose any communications, information or materials subject to the attorney client privilege, work product doctrine or any confidentiality agreement to the Successor Trustee or any other person or entity.

Section 406. This Instrument may be executed in any number of PDF or facsimile counterparts, each of which shall be deemed an original but such counterparts shall together constitute but one and the same instrument.

Section 407. All notices will be deemed duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier, pursuant to the following instructions:

TO THE RESIGNING TRUSTEE:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, DE 19801

Telephone: (302) 888-7420

Facsimile: (302) 421-9137

Attn: Patrick J. Healy, VP and Director

TO THE SUCCESSOR TRUSTEE:

Delaware Trust Company

2711 Centerville Road

Wilmington, Delaware 19808

Direct Dial: (302) 636-5404

Facsimile: (302) 636-8666

Attn: Trust Administration

TO THE ISSUER:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89101-8969

Telephone: (702) 407-6000

Facsimile: (702) 407-6418

Attn: General Counsel

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., as Issuer

By	/s/ Mary E. Higgins
Name:	Mary E. Higgins
Title:	CFO

WILMINGTON SAVINGS FUND SOCIETY, FSB, as resigning Trustee

By	/s/ Patrick J. Healy
Name:	Patrick J. Healy
Title:	Vice President

WILMINGTON SAVINGS FUND SOCIETY, FSB, as resigning Collateral Agent

By	/s/ Patrick J. Healy
Name:	Patrick J. Healy
Title:	Vice President

DELAWARE TRUST COMPANY, as successor Trustee

By	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

DELAWARE TRUST COMPANY, as successor Collateral Agent

By	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

EXHIBIT A

Documents to be delivered to the Successor Trustee:

1.	Executed copies of the Indenture and Collateral Agreement.

2.	Executed copies of the Security Documents (other than the Mortgages).

2.	Collateral, if any, and related documents.

3.	Filed, stamped copies of all existing financing statements.

4.	A copy of the most recent Officer’s Certificate delivered pursuant to Section 4.09 (Compliance Certificate) of the Indenture.

5.	Copies of any official notices sent by the Trustee to the Holders of the Notes pursuant to the terms of the Indenture during the past twelve (12) months and a copy of the most recent Trustee’s annual report to Holders, if any.

6.	Any and all Global Notes.

7.	Certified list of registered holders.

EXHIBIT B

[Successor Trustee letterhead]

NOTICE

To the Holders of Caesars Entertainment Operating Company, Inc. (f/k/a Harrah’s Operating Company, Inc.), a Delaware corporation (the “Issuer”) 10.00% Second-Priority Senior Secured Notes due 2018 (the “2018 Notes”) and 10.00% Second-Priority Senior Secured Notes due 2015 (the “2015 Notes” and together with the 2018 Notes, the “Notes”):

NOTICE IS HEREBY GIVEN, pursuant to Section 7.08(c) of the Indenture (as amended or supplemented, the “Indenture”), dated as of December 24, 2008, among the Issuer, Caesars Entertainment Corporation (f/k/a Harrah’s Entertainment, Inc.), a Delaware corporation, as Parent Guarantor, and Wilmington Savings Fund Society, FSB (“WSFS”), as Trustee and Collateral Agent, that WSFS has resigned as Trustee, Registrar, Paying Agent and Notes Custodian under the Indenture and as Collateral Agent under the Indenture and the Security Documents. Capitalized terms used and not defined herein have the meanings assigned to such terms in the Indenture.

Pursuant to the Indenture, the Issuer has appointed Delaware Trust Company (“Delaware Trust”) as successor Trustee, Registrar, Paying Agent and Notes Custodian under the Indenture and, pursuant to Section 7.05 of the Collateral Agreement, as Collateral Agent under the Indenture and the Security Documents, which appointment has been accepted and has become effective. The address of Delaware Trust is 2711 Centerville Road, Wilmington, Delaware 19808, Attn: Trust Administration, trust@delawaretrust.com.

Dated: [DATE]

DELAWARE TRUST COMPANY, as successor Trustee